Exhibit 10.22

SurModics, Inc.
Board Compensation Policy

Amended and Restated in its entirety – July 31, 2006

Compensation for Non-employee Chairman of the Board
Non-employee directors holding the position of Chairman of the Board shall receive an annual retainer of $100,000 payable quarterly at the end of each calendar quarter. If, for any reason, the Chairman does not serve for the entire calendar quarter, the Chairman shall be entitled to a pro rata portion of that quarterly payment.

In November of each year, the non-employee Chairman shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock regardless of such Chairman’s tenure of service as a director to the Company.

The Chairman shall not be eligible to receive any of the meeting fees set forth below or any other additional compensation for attendance at meetings of the Board or any of the Board’s committees.

Compensation for Non-employee Directors
Non-employee directors shall receive an annual retainer of $10,000 ($12,000 for Committee Chairs), payable quarterly at the end of each calendar quarter. If, for any reason, the director does not serve for the entire calendar quarter, the director shall be entitled to a pro rata portion of that quarterly payment.

Non-employee directors shall also receive $1,000 for each formal Board meeting attended and $500 for each formal Committee meeting attended. All such fees shall be payable quarterly at the end of each calendar quarter.

When a non-employee director is first elected to the Board, such director shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock. In November of each year, each non-employee director shall be granted a nonqualified stock option for 5,000 shares of the Company’s common stock; provided, however, that such director shall not be entitled to such annual option grants until he or she has served as a director for at least 12 months.

All such 10,000-share and 5,000-share options (including those granted a non-employee Chairman and to non-employee directors) shall be granted under the Company’s 2003 Equity Incentive Plan, shall have a ten-year term, and shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such options shall be immediately vested for 20% of the shares on the date of grant, shall vest with respect to 20% of the shares on the next four anniversaries of the date of grant, and shall be subject to such other terms and conditions set forth in the individual option agreements. In the event the director’s service on the Board terminates for any reason, such options shall continue to vest, and the director shall be entitled to exercise such options until the ten-year expiration date.